Exhibit 99.8(S)

AMENDMENT NO. 2 TO THE

PARTICIPATION AGREEMENT

THIS AMENDMENT, dated as of December 20, 2010, between Integrity Life Insurance Company (“Company”), Rydex Variable Trust (“Trust”) and Rydex Distributors, LLC is made to the Participation Agreement, dated as of January 1, 2008, as amended, between  the Company, Trust and Rydex Distributors, Inc. (“Underwriter”) (the “Agreement”).  Terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Underwriter changed its state and form of organization from a Maryland corporation to a Kansas limited liability company, effective August 2, 2010;

WHEREAS, the Company, Trust and the Underwriter desire to amend the Agreement to update the Underwriter’s name within the notice provision of the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.             Article XI of the Agreement shall be amended with the following:

If to Underwiter:

Rydex Distributors, Inc.

9601 Blackwell Road

Rockville, MD  20850

Replace with:

If to Underwiter:

Rydex Distributors, LLC

9601 Blackwell Road

Rockville, MD  20850

2.             Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.             This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

INTEGRITY LIFE INSURANCE COMPANY		RYDEX VARIABLE TRUST

By:	/s/ Kevin L. Howard	By:	/s/ Keith A. Fletcher
Name:	Kevin L. Howard	Name:	Keith A. Fletcher
Title:	SVP and General Counsel	Title:	Senior Vice President

RYDEX DISTRIBUTORS, LLC

		By:	/s/ Keith A. Fletcher
		Name:	Keith A. Fletcher
		Title:	Senior Vice President